                                                                    EXHIBIT 23.2
                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------

The Board of Directors and Stockholders of
TeleWest Communications plc:

We consent to the incorporation by reference in the registration statement No. 33-60843 on Form S-8, as amended, of Tele-Communications, Inc. of our report dated 21 March 1995, relating to the consolidated balance sheet of TeleWest Communications plc and subsidiaries as of 31 December 1994 and 1993, and the related consolidated statements of operations and cash flows for each of the years in the three-year period ended 31 December 1994, which report appears in the 31 December 1994 Annual Report on Form 10-K of Tele-Communications, Inc., as amended.

                              /s/ KPMG
                              KPMG

London, England
21 December 1995